PROMISSORY NOTE

$1,000,000.00					November 16, 2005

      For value received, VoIP, Inc., a Texas corporation, hereby promises to pay to Steven Ivester or order, the principal sum of $1,000,000.00, with interest on the unpaid principal balance from the date of this Note at the rate of three and three-quarter percent (3.75%) per annum.

      Any outstanding principal and accrued interest on the note are payable in their entirety one day after the closing date of a new debt or equity financing by Maker of at least $5,000,000. Until the time such new financing is completed, principal and interest shall be paid on a monthly basis beginning December 15, 2005 in equal installments of $83,333 of principal and interest calculated on the remaining unpaid principal balance. The final payment for all remaining principal and interest will be due November 15, 2006.

      Time is of the essence under this Note. The failure to pay any installment of principal or interest when due gives the holder of the Note the right to declare the entire unpaid principal and all earned interest due and payable immediately.

      Maker of this Note, retains the right to prepay the principal in whole or in part before its due date. Any prepayment will be credited first on interest then due, and the balance on principal. Interest will cease on the principal so credited, except that no prepayment shall relieve the Maker from the obligation to pay principal and interest on each successive regular monthly installment date following prepayment until all of the unpaid principal with interest has been paid in full.

      Maker, and any sureties, guarantors, and endorsers of this Note, all waive demand, presentment for payment, notice of dishonor, protest and notice of protest, diligence in collecting or in bringing suit against any party, and agree to all extensions and partial payments, with or without notice, before or after maturity.

      If, after maturity, this Note is placed in the hands of an attorney for collection, or if it is collected through judicial proceedings, Maker agrees to pay the holder of this Note reasonable attorneys' fees and all costs and other expenses incurred by the holder in enforcing the terms of this Note.

      It is the intention of the parties hereto to conform strictly to the usury laws now in force in the State of Texas. Accordingly, notwithstanding anything to the contrary in this Note, or in any other instrument or agreement entered into in connection with or as security for this Note, it is agreed as follows:

      The aggregate of all charges which constitute interest under the laws of the State of Texas that are contracted for, or chargeable, or receivable under this Note, or under any of the other aforesaid instruments or agreements, or otherwise in connection with this Note, shall under no circumstances exceed the maximum amount of interest permitted by law, and any excess shall be deemed a mistake in calculation and canceled automatically and, if therefor paid, shall be either refunded to the Maker or credited on the Note; and

      In the event that the maturity of this Note is accelerated by reason or an election of Payee resulting from any event of default under this Note, or otherwise, then earned interest may never include more than the maximum amount permitted by law, and unearned interest, if any, provided for in this Note, or otherwise, shall be canceled automatically and, if therefor paid, shall be either refunded to Maker or credited on the Note.



            MAKER
            VoIP, Inc.

By:      /s/ David W. Sasnett
   -----------------------------------
	David W. Sasnett, Chief Financial Officer